Exhibit 10.19

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”), is effective as of October 28, 2010, by and among Pacira Pharmaceuticals, Inc. (the “Company”), MPM Asset Management LLC (“MPM”), and Gary Patou (“Consultant”).

RECITALS

WHEREAS, the Company desires that MPM and Consultant perform certain professional services for it as more specifically set forth herein;

WHEREAS, MPM and Consultant are in the business of providing such services and have agreed to provide such services pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Consultant is an employee of MPM, and MPM and the Company desire that Consultant perform the services for the Company and serve in the capacity as the Company’s Chief Medical Officer;

WHEREAS, the Company, MPM and Consultant previously entered into a Consulting Agreement, dated March 1, 2009, as amended and restated on March 5, 2010 (the “Prior Agreement”);

WHEREAS, the Prior Agreement has been terminated; and

WHEREAS, the Company, MPM and Consultant desire to enter into a new consulting relationship on the terms and subject to the conditions as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto, intending to be legally bound, the parties agree that the Prior Agreement has been terminated and shall be superseded and replaced in its entirety by this Agreement and further agree as follows:

1. Engagement. The Company hereby engages MPM and Consultant to provide the services set forth in Section 2 hereof to the Company, and MPM and Consultant hereby accept such engagement, on the terms and conditions set forth in this Agreement.

2. Services. MPM and Consultant will provide the services set forth on Exhibit A hereto (collectively, the “Services”) and during the term of this Agreement, MPM will use commercially reasonable efforts to cause Consultant to perform the Services. MPM and Consultant acknowledge the unique nature of the Services to be provided and hereby agree and acknowledge that the Services shall be rendered solely by Consultant.

3. Term. The term of MPM’s and Consultant’s engagement hereunder shall commence on the date hereof and continue until December 31, 2014 unless earlier terminated in accordance with Section 5.

4. Compensation.

(a) Monthly Services Fee. MPM shall be paid a monthly services fee (adjusted for increases or decreases in salary, bonus payments and benefits payments) (the “Services Fee”) at the rates set forth in this Section 4(a). The monthly Services Fee shall be payable monthly in arrears, beginning with the payment for the period of October 16, 2010 through October 31, 2010 and thereafter beginning with the month ending November 30, 2010 (unless terminated in accordance with Section 5). The Services Fee may be further adjusted from time to time by the written agreement of the Company and MPM.

Year(s)	Amount of Monthly Services Fee
2010-2011	$26,467.33
2012	$15,880.40
2013-2014	$6,352.16

(b) Equity Compensation. On September 2, 2010, the Company granted to Consultant two stock options (each an “Option” and collectively, the “Options”) to purchase an aggregate of One Million Two Hundred Seventy Thousand (1,270,000) shares of the Company’s common stock, $0.001 par value per share (the “Option Shares”), pursuant to the Company’s 2007 Stock Option/Stock Issuance (the “Plan”). The exercise price, vesting schedule and other terms for each of the Options are set forth in the notice of grant and option agreement for each such Option. Additional equity incentives, if any, shall be determined by the Board of Directors of the Company (the “Board”) (or a committee thereof) in its sole discretion. All shares figures set forth herein shall be subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar events.

(c) Additional Compensation. Consultant is eligible to receive, at the full discretion of the Board, additional compensation equal to thirty-five percent (35%) of the annual Service Fee for the applicable year (the “Additional Compensation”). The Additional Compensation shall be based on Consultant’s and the Company’s performance during the applicable fiscal year, as determined by the Board. The Additional Compensation criteria or “goals” will be determined by agreement between the Board, the Company’s Chief Executive Officer and Consultant at beginning of each fiscal year. The actual amount of the Additional Compensation, if any, may be in an amount either above or below the amount specified by the Board at the beginning of each fiscal year based on the Board’s sole determination. The Additional Compensation for the 2011 fiscal year, if payable, shall be paid directly to Consultant and no later than March 15, 2012. Additional Compensation for subsequent years shall be determined by the Board in its sole discretion.

(d) Reimbursement of Expenses. The Company shall reimburse MPM for an amount equal to the expenses, consistent with MPM’s expense reimbursement policy, that are incurred in the performance of the services by MPM and Consultant.

(e) Entire Compensation. Notwithstanding anything to the contrary set forth herein, the compensation provided for in this Section 4 shall constitute full payment for the Services to be rendered by MPM and Consultant to the Company.

5. Termination and Related Matters.

(a) Termination. Each of the Company, MPM and Consultant may terminate this Agreement for any reason or for no reason upon at least thirty (30) days’ prior written notice to the other party. The date of termination of this Agreement pursuant to this Section 5 is referred to herein as the “Termination Date”.

(b) General Obligations upon Termination. In the event that the Company shall terminate this provision of Services by MPM and the Consultant, the Company shall not have any further obligation or liability under this Agreement, except (i) as specifically set forth herein, (ii) the payment of any accrued and unpaid Service Fees and (iii) for the reimbursement of reimbursable expenses (in accordance with Section 4(d)) incurred prior to the Termination Date. Upon any termination of this Agreement, Consultant shall immediately tender his written resignation from any office of the Company then held.

(c) Termination without “Cause” or for “Good Reason”. In the event that the Company terminates the provision of Services by MPM and the Consultant without Cause (as defined below) or, in the event that MPM and the Consultant terminate the provision of Services for Good Reason (as defined below), in each case, (i) MPM shall be entitled to receive continuing payments of the Services Fee then in effect for a period of nine (9) months beginning on the Payment Commencement Date (as defined below), and (ii) Consultant shall be entitled to acceleration of vesting of such number of Option Shares as would have vested in the nine (9) month period following the Termination Date had Consultant continued to provide Services to the Company for such period, provided, however that in each case, the receipt of such payments and benefits is expressly contingent upon Consultant’s execution of a release and waiver of claims in a form acceptable to the Company (the “Release”) which Release must be executed and become effective within sixty (60) days following the date of termination of the provision of Services. The payments and benefits shall be paid within ten (10) days following the date the Release becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the date of termination of Services occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier than January 1st of such subsequent calendar year. The provision of payments and benefits pursuant to this Section 5 shall be subject to the terms and conditions set forth on Exhibit B.

(d) Termination without “Cause” or for “Good Reason” Prior to or Following a Change of Control. In the event that the Company terminates the provision of Services by MPM and the Consultant without Cause (as defined below) or, in the event that MPM and the Consultant terminate the provision of Services for Good Reason (as defined below), in each case, within thirty (30) days prior to, or twelve (12) months following, the consummation of a Change of Control, then (i) MPM shall be entitled to receive continuing payments of the Services Fee then in effect for a period of nine (9) months beginning on the Payment Commencement Date, and (ii) the Consultant shall be entitled to acceleration of vesting of one hundred percent (100%) of the then unvested Option Shares, provided, however that in each case, the receipt of such payments and benefits is expressly contingent the Release which Release must be executed by Consultant and become effective within sixty (60) days following the date of termination of the provision of Services. The provision of payments and benefits pursuant to this Section 5 shall be subject to the terms and conditions set forth on Exhibit B.

(e) Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(i) “Change of Control” means (A) a merger or consolidation of either the Company or Pacira, Inc., a Delaware corporation (“Parent”) into another entity in which the stockholders of the Company or Parent (as applicable) do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a reincorporation merger); (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or (C) the sale or transfer of more than fifty percent (50%) of the outstanding voting stock of the Company. In the case of each of the foregoing clauses (A), (B) and (C), a Change of Control as a result of a financing transaction of the Company or Parent shall not constitute a Change of Control for purposes of this Agreement.

(ii) “Cause” means (A) Consultant’s failure to substantially perform his duties to the Company after there has been delivered to Consultant written notice setting forth in detail the specific respects in which the Board believes that Consultant has not substantially performed his duties and, if the Company reasonably considers the situation to be correctable, a demand for substantial performance and opportunity to cure, giving Consultant thirty (30) calendar days after he receives such notice to correct the situation; (B) Consultant’s having engaged in fraud, misconduct, dishonesty, gross negligence or having otherwise acted in a manner injurious to the Company or in intentional disregard for the Company’s best interests; (C) Consultant’s failure to follow reasonable and lawful instructions from the Board and Consultant’s failure to cure such failure after receiving twenty (20) days advance written notice; (D) Consultant’s material breach of the terms of this Agreement or the Confidentiality Agreement (as defined herein) or any other similar agreement that may be in effect from time to time; or (E) Consultant’s conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving dishonesty or moral turpitude or related to the Company’s business, or any felony.

(iii) “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of MPM and the Consultant: (A) any material reduction of the then effective Services Fee other than in accordance with this Agreement or which reduction is not related to a cross-executive team salary reduction; (B) any material breach by the Company of this Agreement; or (C) a material reduction in Consultant’s responsibilities or duties other than in connection with a reduction in the percentage of time that Consultant is devoting to the Company, provided that in the case of clause (C), a mere reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control transaction shall not constitute a material reduction in job responsibilities or duties; provided, however, that no such event or condition shall constitute Good Reason unless (x) MPM and the Consultant give the Company a written notice of termination of the provision of Services for Good Reason not more than ninety (90) days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice and (z) the termination of the provision of Services occurs within one year following the Company’s receipt of such notice.

6. Non-Disclosure, Inventions and Non-Solicitation Agreement. Consultant has executed a Non-Disclosure, Inventions and Non-Solicitation Agreement with MPM (the “Confidentiality Agreement”) that protects the disclosure of confidential information of the Company. MPM shall take all commercially reasonable actions necessary to ensure that each of its other employees, agents or affiliates who may perform the Services for or on behalf of the Company or may have any access to the Company’s confidential or proprietary information pursuant to this Agreement signs a Non-Disclosure, Inventions and Non-Solicitation Agreement substantially similar to the Confidentiality Agreement executed by Consultant.

7. Representations and Warranties.

(a) Representations of the Company. As an inducement to MPM and Consultant to enter into this Agreement, the Company represents and warrants to MPM and Consultant as follows:

(i) The Company is duly organized and validly existing under the laws of the State of California and has all requisite corporate power to enter into this Agreement.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by the Company with any of the provisions hereof will: (a) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (b) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(iii) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Representations of MPM and Consultant. As an inducement to the Company to enter into this Agreement, MPM and Consultant represent and warrant to the Company that neither MPM nor Consultant is a party to or otherwise subject to any agreements or restrictions that would prohibit MPM or Consultant from entering into this Agreement and carrying out the transactions contemplated by this Agreement in accordance with the terms hereof, and this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person or entity. The parties to this Agreement acknowledge that Consultant’s services are provided in connection with Consultant’s employment relationship with MPM.

8. Survival of Representations, Warranties and Covenants. The provisions of Sections 5, 6 and 8 hereof shall survive the termination of this Agreement.

9. Supersedes Other Agreements. This Agreement supersedes and is in lieu of any and all other consulting and compensation arrangements among MPM, Consultant and the Company including without the limitation the Prior Agreement.

10. No Employment Relationship. The parties hereto acknowledge and agree that Consultant is an employee of MPM and not an employee of the Company, and nothing herein shall be construed to be inconsistent with this relationship or status. Neither MPM nor Consultant shall be entitled to any benefits which the Company may make available to its employees from time to time. Except as expressly set forth herein, MPM shall have sole responsibility for the payment of all compensation due to Consultant, for the maintaining of adequate workers’ compensation insurance coverage for Consultant, and for the withholding of all applicable federal, state or local taxes or contributions imposed under any unemployment insurance, social security, income tax or other tax law or regulation with respect to MPM’s or Consultant’s performance of Services hereunder.

11. Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

12. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

13. Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the state of California, without reference to conflicts of laws principles thereunder.

14. Assignment.

(a) By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

(b) By MPM or Consultant. This Agreement and the obligations created hereunder may not be assigned by MPM or Consultant and any such purported assignment shall be null and void ab initio.

15. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed facsimile; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:

Pacira Pharmaceuticals, Inc.

10450 Science Center Drive

San Diego, CA 92121

Attention: James Scibetta, Chief Financial Officer

Facsimile: (858) 625-2439

If to MPM or Consultant:

MPM Asset Management LLC

200 Clarendon Street

Boston, Massachusetts 02116

Attention: John W. Vander Vort, Managing Director and COO and

Dana K. O’Brien,

Director of Operations and Legal Affairs

Facsimile: (617) 425-9201

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

16. Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Amended and Restated Services Agreement has been executed by the parties as of the date first above written.

PACIRA PHARMACEUTICALS, INC.

By:	/s/ Dave Stack
Name:	Dave Stack
Title:	Chief Executive Officer

MPM ASSET MANAGEMENT LLC

By:	/s/ John W. Vander Vort
Name:	John W. Vander Vort
Title:	Managing Director and Chief Operating Officer

CONSULTANT

/s/ Dr. Gary Patou
Dr. Gary Patou

EXHIBIT A

SERVICES

Consultant will perform all the duties customarily expected of a Chief Medical Officer and related duties as requested by the Company’s Chief Executive Officer from time to time. Such duties shall include (i) obtaining FDA approval for the EXPAREL New Drug Application in the United States, (ii) filing the EXPAREL dossier in the European Union, (iii) clinical development of EXPAREL for nerve block, epidural administration and any additional clinical development recommended by the Company’s Chief Executive Officer or the Board of Directors of the Company, (iv) assist in marketplace presentations and questions where Consultant’s expertise and title are of value and (v) assist with the Company’s product pipeline development.

Consultant shall devote to the Company the percentage of his business time to the Company as follows:

Years 2010 - 2011:	approximately 80%

Year 2012:	approximately 50%

Years 2013 - 2014:	approximately 20%

Exhibit B

Payments Subject to Section 409A

1. Subject to this Exhibit B, any severance payments or benefits that may be due under the Agreement shall begin only upon the date of MPM’s and the Consultant’s “separation from service” (determined as set forth below) which occurs on or after the termination of the provision of Services. The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the MPM and the Consultant under the Agreement, as applicable:

(a) It is intended that each installment of the severance payments and benefits under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor MPM nor the Consultant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of Consultant’s “separation from service” from the Company, Consultant is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in the Agreement.

(c) If, as of the date of Consultant’s “separation from service” from the Company, Consultant is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

(ii) Each installment of the severance payments and benefits due under the Agreement that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Consultant’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Consultant’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of

Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Consultant’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit B , Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to MPM or Consultant or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.